PLEDGE AGREEMENT

        THIS PLEDGE AGREEMENT (the “Agreement”) is made and entered as of August __, 2006, by and among TERRA LIBRE, LLC, a Michigan limited liability company (the “Borrower”), DR HOLDINGS, LLC, a Michigan limited liability company ( “Lender”), and the undersigned holder of the pledged shares (the “Pledge Holder”).

        Borrower and Lender are parties to a Promissory Note, dated as of the date of this Agreement (the “Note”), whereby Borrower owes payment obligations to Lender. Borrower has agreed to secure its payment obligations to Lender under the Note with a pledge of, and thereby create a security interest in favor of Lender in, 221,667 shares of common stock of Meritage Hospitality Group Inc., a Michigan corporation (the “Shares”), and to deliver the Shares to the Pledge Holder to perfect the pledge and security interest created by this Agreement. Accordingly, the parties agree as follows:

        1.       Security Interest. Borrower hereby grants to Lender a security interest in (i) the Shares, (ii) all Dividends (as defined below), and (iii) all Additional Securities (as defined below); to secure payment of the Note and performance of all Borrower’s obligations under this Agreement. For purposes of this Agreement, the Shares, all Dividends, and all Additional Securities will be collectively referred to as the “Collateral.” If any stock dividend, reclassification, readjustment, stock split or other change is declared or made with respect to the Collateral, or if warrants or any other rights, options or securities are issued in respect of the Collateral (“Additional Securities”), then all new, substituted and/or additional shares or other securities issued by reason of such change or by reason of the exercise of such warrants, rights, options or securities, will be (if delivered to Borrower, immediately surrendered to Lender care of the Pledge Holder and) pledged to Borrower to be held under the terms of this Agreement as and in the same manner as the Collateral is held hereunder.

        2.       Appointment of the Pledge Holder. Borrower and Lender hereby designate and appoints the Pledge Holder as such for the purposes hereinafter set forth. Borrower hereby deposits with the Pledge Holder the Shares, as are represented by the certificate in the name of Borrower, with a duly executed blank stock power attached.

        3.       Rights and Obligations of the Pledge Holder. Borrower and Lender hereby authorize the Pledge Holder to keep and preserve the Shares in its possession pending payment in full of the Note. If a default occurs under the terms of this Agreement or the Note, then Lender shall provide written notice to Borrower specifying the default and shall have the right to direct the Pledge Holder to dispose of the Shares if Borrower has not cured the default within 30 days after receipt of the notice. In such event, the Pledge Holder, acting as agent of Lender, shall, with respect to the Shares, exercise the rights and duties of a Secured Party under the Uniform Commercial Code as enacted in Michigan (the “UCC”), and under any other applicable law as the same may, from time to time, be in effect. Borrower agrees that any notice by Pledge Holder concerning the sale, disposition or other intended action in connection with the Shares, whether required by the UCC, or otherwise shall constitute reasonable notice to Borrower if such notice is mailed by registered mail or certified mail, return receipt requested, postage prepaid at least ten days prior to such action. Notwithstanding the provisions regarding default set forth above, if the default specified in the notice of default is the failure to make proper and timely payment pursuant to the Note and if Borrower, on written notice to Lender, disputes Lender’s right to receive that payment, Borrower shall deliver the amount of the payment in dispute to the Pledge Holder. The Pledge Holder shall then hold that amount subject to the terms of this Agreement until the payment dispute is resolved.

        4.       Rights of Borrower and Lender. Upon any disposition of the Shares by the Pledge Holder in accordance with the terms of Section 3 (Rights and Obligations of the Pledge Holder), the rights of Borrower and Lender with respect to the proceeds of any such disposition shall be determined under the UCC and under any other applicable law, as the case may, from time to time, be in effect.

        5.       Rights of Beneficial Ownership. Upon an event of default under the Note and until such event of default is cured or waived, Lender shall be deemed the beneficial owner of the Shares and shall have all rights and benefits incident thereto. Lender and Borrower agree to execute any necessary proxies or other documents to effectuate this right. All dividends hereinafter declared on or payable with respect to any Collateral (excluding only ordinary cash dividends, which will be payable to Borrower so long as no event of default has occurred under the Note) (the “Dividends”) will be immediately delivered to Pledge Holder to be held in pledge under this Pledge Agreement. So long as Borrower owns the Shares and no event of default has occurred under the Note, Borrower will be entitled to vote any shares comprising the Collateral, subject to any proxies granted by Borrower.

        6.       Covenants of Borrower. Borrower hereby represents and warrants to Lender that Borrower has good title (both record and beneficial) to the Collateral, free and clear of all claims, pledges, security interests, liens or encumbrances of every nature whatsoever, and that Borrower has the right to pledge and grant Lender the security interest in the Collateral granted under this Agreement. Borrower agrees that, until all sums due under the Note have been paid in full, Borrower will not: (i) sell, assign or transfer, or attempt to sell, assign or transfer, any of the Collateral, (ii) grant or create, or attempt to grant or create, any security interest, lien, pledge, claim or other encumbrance with respect to any of the Collateral, (iii) suffer or permit to continue upon any of the Collateral during the term of this Agreement, an attachment, levy, execution or statutory lien, or (iv) admit any additional person or entity (other than Lender) as a member or otherwise make any change to its capitalization. There shall be no substitution of collateral under the terms of this Agreement without the prior written consent of the parties. Borrower hereby agrees to indemnify Lender and Pledge Holder against any direct loss, reasonable cost or out-of-pocket expense incurred by holder in connection with the Note and Agreement and the exercise of any and all rights pertaining thereto, including, without limitation, all court costs, reasonable attorney’s fees and other costs of collection.

        7.       Disputes. In the event of a dispute with respect to the terms and provisions of this Agreement, the Pledge Holder shall not be required to resolve that dispute or take any action with respect thereto. The Pledge Holder may continue to hold the Shares and await final resolution of the dispute by joint instructions from Borrower and Lender or by a final determination of a court or arbitration panel of competent jurisdiction. In the alternative, the Pledge Holder may deliver the Shares to a court of proper jurisdiction under an appropriate action in interpleader and thereupon be relieved of all responsibility under this Agreement and be entitled to represent Lender, at Lender’s discretion, in any such action.

        8.       Release of Shares. When satisfactory proof has been presented to the Pledge Holder that all amounts due under the Note (including accrued interest thereon) have been paid, the Pledge Holder shall deliver the Shares with stock power attached to Borrower and all obligations by and among Borrower, Lender and the Pledge Holder under this Agreement shall thereupon cease.

        9.       Conduct of Pledge Holder. The Pledge Holder shall not be required to exercise any standard of care greater than ordinary care in discharging its duties and obligations under this Agreement and the Pledge Holder shall not incur any liability to anyone for any damages, losses or expenses with respect to any action taken or omitted in good faith. The Pledge Holder shall have no duties other than those expressly imposed herein. The Pledge Holder may rely and shall be protected in relying upon any paper or other document that may be submitted to it in connection with its duties hereunder and that it believes to be genuine and to have been signed or presented by the proper party or parties and shall have no liability or responsibility with respect to the form, execution or validity thereof. The Pledge Holder may resign as such following the giving of 30 days prior written notice to the other parties hereto. Similarly, the Pledge Holder may be removed and replaced following the giving of 30 days prior written notice to the Pledge Holder by the other parties hereto. In either event, the duties of the Pledge Holder shall terminate 30 days after receipt of such notice (or as of such earlier date as may be mutually agreeable), and the Pledge Holder shall then deliver the Shares and any other related materials then in its possession to a successor pledge holder as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Pledge Holder. If the other parties hereto have failed to appoint a successor prior to the expiration of 30 days following receipt of the notice of resignation or removal, the Pledge Holder may appoint a successor or petition any court of competent jurisdiction for the appointment of a successor pledge holder or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

        10.       Notices. Any notice, other communication or documents and statements required hereunder shall be sufficiently given if personally delivered or sent by nationally recognized overnight courier, postage prepaid, to such address as may be designated by any party to the other parties in writing. Notice shall be deemed received on the date actually delivered, if delivered personally, or on the second business day following the date deposited in the United States mail, if sent.

        11.       Wavier. No delay or omission by Lender in exercising any right or remedy hereunder shall operate as a waiver thereof or of any right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies of Lender hereunder are cumulative.

        12.       General. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by written agreement subscribed by Borrower and Lender. An executed original of any such agreement shall be delivered to the Pledge Holder upon its execution and if such agreement affects the right, duties or obligations of the Pledge Holder under this Agreement, it must also be executed and agreed to by the Pledge Holder before the same shall have any legal effect. This Agreement shall be governed under the laws of the State of Michigan, without regard to conflict of law principles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as required by law, each party to this Agreement shall keep this Agreement, the Note, and the transactions contemplated by these agreements strictly confidential.

        IN WITNESS WHEREOF, the parties have executed and delivered this Pledge Agreement on the date first set forth above.

TERRA LIBRE, LLC BY: —————————————— Robert E. Schermer, Jr. Its Member

DR HOLDINGS, LLC BY: —————————————— Robert H. Schierbeek Its Duly Authorized Agent

AS PLEDGE HOLDER: DR HOLDINGS, LLC BY: —————————————— Robert H. Schierbeek Its Duly Authorized Agent

STOCK POWER

        The undersigned hereby sells, assigns and transfers unto DR Holdings, LLC, a Michigan limited liability company, 221,667 shares of common stock of Meritage Hospitality Group Inc., a Michigan corporation (the “Corporation”), represented by Certificate No. ____ and does hereby irrevocably constitute and appoint _______________________ as attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

TERRA LIBRE, LLC BY: —————————————— Robert E. Schermer, Jr. Its Member Date: ——————————————